UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Rush Enterprises
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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555 IH 35 SOUTH
NEW BRAUNFELS, TEXAS 78130

April 13, 2006

Dear Shareholder:

On behalf of the Board of Directors, I cordially invite you to attend the 2006 Annual Meeting of Shareholders of Rush Enterprises, Inc. The Annual Meeting will be held on Tuesday, May 16, 2006, at 10:00 a.m., local time, at the Plaza Club, which is located on the 21st floor of the Frost National Bank Building, 100 West Houston Street, San Antonio, Texas 78205. The formal Notice of Annual Meeting of Shareholders is set forth in the enclosed material.

The matters that we expect to act upon at the meeting are described in the attached Proxy Statement. Following the meeting, shareholders will have the opportunity to ask questions and comment on our operations.

It is important that your views be represented whether or not you are able to be present at the Annual Meeting. Please sign and return the enclosed proxy card promptly.

We appreciate your investment in Rush Enterprises, Inc. and urge you to return your proxy card as soon as possible.

Sincerely,

W. Marvin Rush
Chairman

RUSH ENTERPRISES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Rush Enterprises, Inc. (the “Company”) will be held on Tuesday, May 16, 2006, at 10:00 a.m., local time, at the Plaza Club, which is located on the 21st floor of the Frost National Bank Building, 100 West Houston Street, San Antonio, Texas 78205, for the following purposes:

•                                          to elect six directors to serve until the next annual meeting of shareholders or until their successors are elected and qualified;

•                                          to consider and act upon a proposal to approve the adoption of the 2006 Non-Employee Director Stock Option Plan;

•                                          to consider and act upon a proposal to ratify the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006; and

•                                          to consider and act upon any other matter that may properly come before the meeting or any adjournment thereof, although the Board of Directors is presently unaware of any other business to be presented to a vote of the shareholders at the Annual Meeting.

Information with respect to the above matters is set forth in the Proxy Statement that accompanies this Notice.

The Board of Directors fixed the close of business on March 31, 2006, as the record date for determining shareholders entitled to receive notice of and to vote at the meeting. The Company will maintain a list of shareholders entitled to vote at the meeting at the Company’s principal executive offices during ordinary business hours for ten days prior to the meeting. Any shareholder may examine the list for any purpose relevant to the meeting during the ten day period. The list will also be available for examination throughout the duration of the meeting.

By Order of the Board of Directors,

W. MARVIN RUSH
Chairman

San Antonio, Texas

April 13, 2006

IMPORTANT

You are cordially invited to attend the Annual Meeting in person. Even if you plan to be present, please mark, sign, date and return the enclosed proxy at your earliest convenience in the envelope provided, which requires no postage if mailed in the United States.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To be Held on May 16, 2006

General Information

This Proxy Statement and the accompanying proxy are furnished to the shareholders of Rush Enterprises, Inc., a Texas corporation (the “Company” or “Rush”), in connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 16, 2006, at 10:00 a.m., local time, at the Plaza Club, which is located on the 21st floor of the Frost National Bank Building, 100 West Houston Street, San Antonio, Texas 78205, and at any adjournment or postponement thereof, for the purposes set forth in the preceding Notice of Annual Meeting of Shareholders. Properly executed proxies received in time for the Annual Meeting will be voted.

The securities of the Company entitled to vote at the Annual Meeting consist of shares of Class A common stock, $.01 par value (the “Class A Common Stock”), and shares of Class B common stock, $.01 par value (the “Class B Common Stock”). The Class A Common Stock and the Class B Common Stock are sometimes collectively referred to in this Proxy Statement as the “Common Stock.”  At the close of business on March 31, 2006 (the “Record Date”), there were outstanding and entitled to vote 16,856,465 shares of Class A Common Stock and 7,935,745 shares of Class B Common Stock. The holders of record of Class B Common Stock on the Record Date will be entitled to one vote per share, and the holders of record of Class A Common Stock will be entitled to 1/20th of one vote per share. The Company’s Articles of Incorporation do not permit cumulative voting in the election of directors.

The Annual Report to Shareholders for the year ended December 31, 2005 is also being furnished with this Proxy Statement. The Proxy Statement and the related proxy are being mailed to the holders of record of Common Stock on the Record Date on or about April 13, 2006. The Annual Report to Shareholders does not constitute a part of the proxy materials.

Voting and Proxy Procedures

Properly executed proxies received in time for the Annual Meeting will be voted. Shareholders are urged to specify their choices on the proxy, but if no choice is specified, eligible shares will be voted for the election of the six nominees for director named herein, for approval of the adoption of the 2006 Non-Employee Director Stock Option Plan, and for ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006. Management of the Company does not currently know of any other matters that are likely to be brought before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment on such matters.

If the enclosed proxy is executed and returned, it may nevertheless be revoked by a later-dated proxy or by written notice filed with the Secretary at the Company’s executive offices at any time before the enclosed proxy is exercised. Shareholders attending the Annual Meeting may revoke their proxies and vote in person. The Company’s executive offices are located at 555 IH 35 South, Suite 500, New Braunfels, Texas 78130, and the Company’s mailing address is P.O. Box 34630, San Antonio, Texas 78265-4630.

The holders of a majority of the voting power represented by the shares of Class A Common Stock and Class B Common Stock, taken together, issued and outstanding at the close of business on the Record Date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Shares held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and “broker non-votes” will be counted as present for purposes of determining a quorum. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares.

A plurality of the votes cast at the Annual Meeting is required for the election of directors. Accordingly, the director nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes will not be treated as votes for or against any director nominee, and therefore, will not have any effect on the outcome of the election of directors.

The vote of the holders of a majority of the voting power represented by the shares entitled to vote, present in person or represented by proxy, is required for the approval of the adoption of the 2006 Non-Employee Director Stock Option Plan, for the ratification of the appointment of Ernst & Young LLP and any other matters as may properly come before the Annual Meeting or any adjournment thereof. Abstentions will have the same effect as votes against the proposal to approve the adoption of the 2006 Non-Employee Director Stock Option Plan and the proposal to ratify the appointment of Ernst & Young LLP. Broker non-votes will not be treated as votes for or against either of these proposals, and therefore, will not have any effect on the outcome of the proposals.

The Company will pay the cost of solicitation of proxies. In addition to solicitation by mail, proxies may be solicited by the directors, officers and employees of the Company, without additional compensation (other than reimbursement of out-of-pocket expenses), by personal interview, telephone, facsimile or otherwise. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries that hold the voting securities of record for the forwarding of solicitation materials to the beneficial owners thereof. The Company will reimburse such brokers, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

PRINCIPAL SHAREHOLDERS

The table below sets forth certain information with respect to the beneficial ownership of our Common Stock as of March 15, 2006 by:

•                  each person or entity known by us to beneficially own five percent (5%) or more of either class of Common Stock;

•                  each director and named executive officer; and

•                  all of our directors and executive officers as a group.

Unless otherwise stated, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned by it or him as set forth opposite their name. Beneficial ownership of the Common Stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the Exchange Act”). The percentage of total voting power is based on 1/20th of one vote for each share of Class A Common Stock and one vote for each share of Class B Common Stock owned by each person.

Beneficial Ownership

	Class A		Class B
	Common Stock		Common Stock		% Total
		% of		% of	Voting
Name and Address(1)	Shares	Class	Shares	Class	Power(2)
W. Marvin Rush(3)	28,734	*	2,795,400	34.2	31.0
Munder Capital Management (4)	—	*	1,313,978	16.1	14.6
Artisan Partners Limited Partnership(5)	1,400,300	8.1	—	*	*
Wells Fargo & Company(6)	1,275,286	7.4	—	*	*
Dimensional Fund Advisors, Inc. (7)	1,064,608	6.2	—	*	*
Barclays Global Investors, NA(8)	1,028,588	6.0	—	*	*
Lord, Abbett & Co. LLC(9)	991,948	5.7	—	*	*
John D. Rock(10)	60,000	*	10,000	*	*
Ronald J. Krause(11)	40,000	*	30,000	*	*
Harold D. Marshall(12)	60,000	*	—	*	*
Thomas A. Akin(13)	41,000	*	—	*	*
W. M. “Rusty” Rush(14)	29,191	*	43,524	*	*
Daryl J. Gorup(15)	16,410	*	6,606	*	*
David C. Orf(16)	12,335	*	5,335	*	*
Martin A. Naegelin, Jr.(17)	12,333	*	6,333	*	*
All executive officers and directors as a group (fourteen persons, including the executive officers and directors listed above)	294,817	1.7	2,899,956	35.5	32.3

*                                         Represents less than 1% of the issued and outstanding shares of common stock or total voting power.

(1)                Except as otherwise noted, the street address of the named beneficial owner is 555 IH 35 South, Suite 500, New Braunfels, Texas 78130.

(2)                Based on a total of 16,841,856 shares of Class A Common Stock and 7,924,335 shares of Class B Common Stock issued and outstanding on March 15, 2006, plus vested options issuable under the Company’s Amended and Restated 1997 Non-Employee Director Stock Option Plan (the “1997 Plan”), vested options and options that will vest within 60 days of March 15, 2006 issuable under the Company’s Long-Term Incentive Plan, and vested options and options that will vest within 60 days of March 15, 2006 that are issuable outside of any Company plan.

(3)          Includes 1,833 shares of Class A Common Stock and 2,001,833 shares of Class B Common Stock held by 3MR Partners, L.P., of which W. Marvin Rush is the general partner, and 43,567 shares of Class A Common Stock and 26,901 shares of Class B Common Stock issuable upon the exercise of options granted to W. Marvin Rush pursuant to the Company’s Long-Term Incentive Plan. W. Marvin Rush is the beneficial owner of the shares held by 3MR Partners, L.P.

(4)          Munder Capital Management has (i) sole voting power for 1,302,928 shares of Class B Common Stock, and (ii) sole dispositive power for 1,313,978 shares of Class B Common Stock. The address for Munder Capital Management is 480 Pierce Street, Birmingham, Michigan 48009. This information is based solely on information contained in Schedule 13G filed with the SEC on December 9, 2005. Munder Capital Management is not affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or public company has the ultimate voting or investment control over the shares held by Munder Capital Management.

(5)          Artisan Partners Limited Partnership has (i) shared voting power for 1,400,300 shares of Class A Common Stock, and (ii) shared dispositive power for 1,400,300 shares of Class A Common Stock. The address for Artisan Partners Limited Partnership is 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202. This information is based solely on information contained in Schedule 13G filed with the SEC on January 27, 2006. Artisan Partners Limited Partnership is not affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or public company has the ultimate voting or investment control over the shares held by Artisan Partners Limited Partnership.

(6)          Wells Fargo & Company has (i) sole voting power for 912,020 shares of Class A Common Stock, (ii) shared dispositive power for 191 shares of Class A Common Stock, and (iii) sole dispositive power for 774,202 shares of Class A Common Stock. The address for Wells Fargo & Company is 420 Montgomery Street, San Francisco, California 94104. This information is based solely on information contained in Schedule 13G filed with the SEC on February 9, 2006. Wells Fargo & Company is not affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or public company has the ultimate voting or investment control over the shares held by Wells Fargo & Company.

(7)          Dimensional Fund Advisors, Inc. has (i) sole voting power for 1,064,608 shares of Class A Common Stock, and (ii) sole dispositive power for 1,064,608 shares of Class A Common Stock. The address for Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. This information is based solely on information contained in Schedule 13G filed with the SEC on February 1, 2006. Dimensional Fund Advisors, Inc. is not affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or public company has the ultimate voting or investment control over the shares held by Dimensional Fund Advisors, Inc.

(8)          Barclays Global Investors, NA has (i) sole voting power for 935,289 shares of Class A Common Stock, and (ii) sole dispositive power for 1,028,588 shares of Class A Common Stock. The address for Barclays Global Investors, NA is 45 Fremont Street, San Francisco, California 94105. This information is based solely on information contained in Schedule 13G filed with the SEC on January 31, 2006. Barclays Global Investors, NA is not affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or public company has the ultimate voting or investment control over the shares held by Barclays Global Investors, NA.

(9)          Lord, Abbett & Co. LLC has (i) sole voting power for 991,948 shares of Class A Common Stock, and (ii) sole dispositive power for 991,948 shares of Class A Common Stock. The address for Lord, Abbett & Co. LLC is 90 Hudson Street, Jersey City, New Jersey 07302. This information is based solely on information contained in Schedule 13G filed with the SEC on February 1, 2006. Lord, Abbett & Co. LLC is not affiliated with the Company or any member of the Company’s management. The Company does not know what natural person or public company has the ultimate voting or investment control over the shares held by Lord, Abbett & Co. LLC.

(10)    Includes 60,000 shares of Class A Common Stock to be issued upon the exercise of options granted pursuant to the 1997 Plan.

(11)    Includes 40,000 shares of Class A Common Stock and 10,000 shares of Class B Common Stock to be issued upon the exercise of options granted pursuant to the 1997 Plan and 20,000 shares of Class B Common Stock to be issued upon the exercise of options granted outside of any Company plan.

(12)    Includes 60,000 shares of Class A Common Stock to be issued upon the exercise of options granted pursuant to the 1997 Plan.

(13)    Includes 40,000 shares of Class A Common Stock to be issued upon the exercise of options granted pursuant to the 1997 Plan.

(14)    Includes 27,150 shares of Class A Common Stock and 41,483 shares of Class B Common Stock to be issued upon the exercise of options granted pursuant to the Company’s Long-Term Incentive Plan.

(15)    Includes 12,334 shares of Class A Common Stock and 5,334 shares of Class B Common Stock to be issued upon the exercise of options granted pursuant to the Company’s Long-Term Incentive Plan.

(16)    Includes 12,335 shares of Class A Common Stock and 5,335 shares of Class B Common Stock to be issued upon the exercise of options granted pursuant to the Company’s Long-Term Incentive Plan.

(17)    Includes 10,333 shares of Class A Common Stock and 4,333 shares of Class B Common Stock to be issued upon the exercise of options granted pursuant to the Company’s Long-Term Incentive Plan.

MATTERS TO COME BEFORE THE ANNUAL MEETING

PROPOSAL 1: ELECTION OF DIRECTORS

Six directors (constituting the entire Board) are to be elected at the Annual Meeting. All of the nominees named below are currently directors of the Company. All nominees have consented to be named and have indicated their intent to serve if elected.

Name	Age	Positions and Offices with the Company	Served as a Director Since
W. Marvin Rush	67	Chairman and Director	1965

W. M. “Rusty” Rush	47	President, Chief Executive Officer and Director	1996

Ronald J. Krause	78	Director	1996

John D. Rock	70	Director	1997

Harold D. Marshall	70	Director	1999

Thomas A. Akin	51	Director	2004

Biographical information on the nominees is set forth below under “Further Information — Board of Directors, Executive Officers and Nominees for Board of Directors.”

The persons named in the enclosed proxy intend to vote the proxy for the election of the nominees. Management of the Company does not contemplate that any of the nominees will become unavailable for any reason, but if that occurs before the Annual Meeting, proxies that do not withhold authority to vote for directors will be voted for another nominee, or other nominees, in accordance with the best judgment of the person or persons appointed to vote the proxy.

The enclosed proxy provides a means for the holders of Class A Common Stock and Class B Common Stock to vote for each of the nominees listed therein, to withhold authority to vote for one or more of such nominees or to withhold authority to vote for all nominees. Each properly executed proxy received in time for the Annual Meeting will be voted as specified therein, or if a shareholder does not specify in his or her executed proxy how the shares represented by his or her proxy are to be voted, such shares shall be voted for the nominees listed therein or for other nominees as provided above. The director nominees receiving a plurality of the votes at the Annual Meeting will be elected as directors. Abstentions and broker non-votes will not be treated as votes for or against any director nominee, and therefore, will not have any effect on the outcome of the election.

Committees of the Board of Directors

The business of the Company is managed under the direction of its Board of Directors. The Audit Committee, the Compensation Committee, and the Nominating and Governance Committee are the three standing committees of the Company’s Board of Directors. The Nominating Committee was formed in March 2003 and its charter was amended in February 2004 to convert it into the Nominating and Governance Committee.

The Audit Committee recommends the selection of and confers with the Company’s independent accountants regarding the scope and adequacy of annual audits, reviews reports from the independent accountants and meets with the independent accountants and with the Company’s financial personnel to review the adequacy of the Company’s accounting principles, financial controls, disclosure controls and policies. The Audit Committee operates pursuant to a charter which was adopted during 2001 and amended in 2004. In 2005, the Audit Committee consisted of the following independent directors: Ronald J. Krause, Harold D. Marshall, and Thomas A. Akin.

The Board of Directors has designated Thomas A. Akin as the “Audit Committee Financial Expert” under the rules of the Securities and Exchange Commission. Based on Mr. Akin’s extensive financial and accounting experience, the Board of Directors determined that Mr. Akin qualifies as an “Audit Committee Financial Expert,” as defined by the rules of the Securities and Exchange Commission.

The Board of Directors has determined that each member of the Audit Committee is financially literate. Each member of the Audit Committee has been determined by the Board of Directors to be independent in accordance with the listing standards of the NASDAQ® National Market and the applicable rules of the Securities and Exchange Commission. For more information regarding the Audit Committee, see the Audit Committee Report contained herein.

The Compensation Committee reviews the Company’s compensation philosophy and programs, exercises authority with respect to the payment of salaries and incentive compensation to directors and officers of the Company, and administers the Company’s Long-Term Incentive Plan. In 2005, the following independent directors constituted the Company’s Compensation Committee: Ronald J. Krause, John D. Rock, Harold D. Marshall and Thomas A. Akin.

The Nominating and Governance Committee is responsible for identifying individuals qualified to become Board members and recommending them to the full Board for consideration. This includes all potential candidates, whether initially recommended by management, other Board members or shareholders of the Company. In addition, the committee makes recommendations to the Board of Directors for Board committee assignments, develops and annually reviews corporate governance guidelines for the Company and otherwise oversees corporate governance matters, and coordinates an annual performance review of the Board of Directors, Board committees and individual director nominees. The Nominating and Governance Committee consists of the following independent directors: Ronald J. Krause, John D. Rock and Harold D. Marshall. The Nominating and Governance Committee operates pursuant to a charter, which is available at the “Investor – Corporate Governance” section of the Company’s website located at www.rushenterprises.com.

Communications with Directors

The Board of Directors welcomes input and suggestions from shareholders by mail. Additionally, those wishing to provide input or suggestions to the Board of Directors may also do so by calling Rush’s Compliance Line at (877) 888-0002. Shareholders may direct their input or suggestions to specific directors, Board committees, or all of the members of the Board of Directors.

To communicate to the Audit Committee issues or complaints regarding questionable accounting, internal accounting controls or auditing matters, you may anonymously and confidentially contact the Audit Committee by calling Rush’s Compliance Line at the number above.

Code of Conduct for Employees and Directors

The Company adopted a Code of Conduct for Employees and Directors that applies to all Company officers, directors and employees. The Code of Conduct for Employees and Directors is available at the “Investor – Corporate Governance” section of the Company’s website.

Code of Ethics for Senior Financial Officers

In February 2004, the Board adopted a Code of Ethics for Senior Financial Officers that applies to the Company’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and other financial professionals employed by the Company, including the principal accounting officer. Those subject to the Company’s Code of Ethics for Senior Financial Officers will be surveyed annually for compliance. Only the Audit Committee of the Board of Directors can amend or grant waivers from the provisions of the Code of Ethics for Senior Financial Officers, and any such amendments or waivers will be promptly posted on the Company’s website. The Code of Ethics for Senior Financial Officers is available at the “Investor – Corporate Governance” section of the Company’s website.

Shareholder Nominations of Candidates for Director

Any shareholder wishing to recommend a candidate for consideration as a director nominee must submit the recommendation in writing not later than 90 days before the first anniversary date of the immediately preceding annual meeting to Rush Enterprises, Inc. – Nominating and Governance Committee, 555 IH 35 South, New Braunfels, Texas 78130. Therefore, to submit a candidate for consideration as a director nominee for the 2007 Annual Meeting, a shareholder must submit its recommendation by February 15, 2007. The written recommendation must contain the following information:

•                                          the name and address of the shareholder making the nomination and the name and address of the person or persons to be nominated;

•                                          the number of shares of Class A Common Stock and Class B Common Stock that the shareholder owns and is entitled to vote at the annual meeting;

•                                          a statement that the shareholder intends to appear in person or by proxy at the annual meeting to nominate the person or persons so specified;

•                                          a description of all arrangements or understandings (if any) between the shareholder and each nominee, or other person (naming such person) by or under which the nominations are to be made;

•                                          information about each nominee that would be required to be included in a proxy statement filed under the current rules of the Securities and Exchange Commission; and

•                                          the consent of each nominee to serve as a director of the Company.

The Nominating and Governance Committee will consider all candidates recommended by shareholders who comply with the foregoing procedures. The Nominating and Governance Committee, in its sole discretion, will determine whether the candidates recommended by shareholders are qualified to become a member of the Company’s Board of Directors. Candidates recommended by shareholders are evaluated on the same basis as candidates recommended by the Company’s directors, Chief Executive Officer, other executive officers, third-party search firms or other sources.

Minimum Qualifications for Director Nominees and Board Member Attributes

The Nominating and Governance Committee has no specific, minimum qualifications for director candidates. In general, however, persons considered for Board positions must have demonstrated leadership capabilities, be of sound mind and high moral character, have no personal or financial interest that would conflict or appear to conflict with the interests of the Company, and be willing and able to commit the necessary time for Board and committee service. To comply with regulatory requirements, a majority of the Board members must qualify as independent members under the listing standards of the NASDAQ® National Market and applicable rules of the Securities and Exchange Commission, and one or more members of the Company’s Audit Committee must qualify as an “Audit Committee Financial Expert” as such term is defined by the rules of the Securities and Exchange Commission.

Identification and Evaluation of Director Candidates

The objective of the Nominating and Governance Committee is to identify future potential directors sufficiently in advance so that the committee can provide both the candidates and the Company the opportunity to evaluate one another and potential Board service over a period of time. With respect to potential Board candidates identified by management, individual directors, shareholders or others, the committee makes a preliminary review of the candidate’s background, career experience and qualifications based on publicly available information or information provided by the person who identifies the candidate. If a consensus is reached in the committee that a particular candidate would likely contribute positively to the Board’s mix of skills and experiences, and a Board vacancy exists or is likely to occur in the foreseeable short term, the candidate is contacted to confirm his or her interest and willingness to serve. The committee conducts in-person interviews and may invite other Board members or senior Rush officers or managers to interview the candidate to assess his or her overall qualifications. In the context of the current composition and needs of the Board and its committees, the committee considers factors such as independence, judgment, skill, diversity, experience with businesses and other organizations of comparable size, experience as an officer of a publicly traded company, the interplay of the candidate’s experience with the experience of other Board members, the extent to which the candidate would be a desirable addition to the Board and any committees of the Board and willingness to devote adequate time and effort to Board and committee responsibilities.

At the conclusion of this process, the Nominating and Governance Committee reaches a conclusion and reports the results of its review to the full Board. The report includes a recommendation whether the candidate should be nominated for election to the Board. This procedure is the same for all candidates, including director candidates identified by shareholders.

Policies Affecting Members of the Board

Members of the Company’s Board are prohibited from serving on the board of directors of more than four public companies. Additionally, if a member of the Company’s Board changes jobs, he is required to submit a letter of resignation to the Chairman of the Board. Upon submission of such a letter of resignation, the remaining members of the Board shall consider whether or not to accept such director’s resignation based upon the circumstances surrounding such director’s job change.

Meetings of the Board of Directors

During 2005, the Board of Directors met 13 times. The Compensation Committee met four times during 2005, the Audit Committee met four times during 2005, and the Nominating and Governance Committee met four times during 2005. Each of the directors of the Company attended at least 75% of the meetings of the Board of Directors and committees of which he was a member. The Board regularly schedules a Board meeting to occur the day of the annual shareholders’ meeting. Although the Company has no formal policy on director attendance at the annual shareholders’ meeting, this scheduling facilitates their attendance. All of the current members of the Board attended the Company’s 2005 Annual Meeting of Shareholders.

Compensation of Directors

The 1997 Plan was initially adopted and approved by the Company and its shareholders in 1997. Pursuant to the 1997 Plan, each person who is elected or reelected as a non-employee director receives an option to purchase 20,000 shares of the Company’s Class A Common Stock as of the date such director is elected or reelected, if such election takes place at an annual meeting of shareholders, or as of the date of the first annual meeting of shareholders subsequent to such director’s election or appointment, if such election or appointment does not occur at an annual meeting of shareholders. The aggregate number of shares with respect to which options may be granted under the 1997 Plan is currently 600,000 shares of

Class A Common Stock and 180,000 shares of Class B Common Stock. As described in Proposal 2 of this Proxy Statement, the Board of Directors is soliciting approval of the 2006 Non-Employee Director Stock Option Plan. If the Company’s shareholders approve the 2006 Non-Employee Director Stock Option Plan, no additional options will be granted under the 1997 Plan following the date of the Annual Meeting. All options granted under the 1997 Plan have an exercise price equal to the closing price of the Class A Common Stock or Class B Common Stock, as applicable, as reported by the NASDAQ National Market® on the date of grant and are fully vested on the date of grant.

In fiscal 2005, each non-employee director received options pursuant to the terms of the 1997 Plan, $1,500 for each day the non-employee director rendered services to, or on behalf of, the Company, use of a Company-owned automobile, and reimbursement for travel expenses to and from the meetings. The total cash compensation received by each non-employee director during 2005 was as follows: Thomas A. Akin - $30,000, Ronald J. Krause - $31,500, Harold D. Marshall - $27,000, and John D. Rock - $31,500.

Non-Employee Director Compensation for 2006

On November 8, 2005 the Company’s Board of Directors approved, upon the recommendation of the Company’s Compensation Committee, a change in the compensation structure for the Company’s non-employee directors. The new compensation structure, described in more detail below, consists of (i) cash compensation in the form of annual retainer and meeting fees, (ii) use of a Company-owned vehicle, and (iii) equity compensation in the form of stock options.

Annual Retainer and Meeting Fees

The annual retainer amounts will be effective for the Company’s 2006 fiscal year and the new meeting fee amounts will be effective for meetings held after January 1, 2006. The annual retainer and meeting fees are as follows:

•                                          Each non-employee director receives an annual cash retainer of $25,000 for service on the Board of Directors;

•                                          The Chairman of the Compensation Committee and the Nominating and Governance Committee each receive an additional annual cash retainer of $5,000. The Chairman of the Audit Committee receives an additional annual cash retainer of $10,000; and

•                                          Each non-employee director also receives a fee of $1,500 for attendance at each meeting of the full Board of Directors and an additional $1,500 for attendance at each meeting of the Audit Committee, the Nominating and Governance Committee, and the Compensation Committee.

Options

Each non-employee director who is elected or reelected as a director of the Company at an Annual Meeting of Shareholders or appointed by the Board of Directors to serve as a director will be granted options to purchase 20,000 shares of the Company’s Class A Common Stock on the date of such election, reelection or appointment. Option awards granted to non-employee directors upon their election or reelection at the 2006 Annual Meeting of Shareholders will be granted under the 1997 Plan. If the Company’s shareholders approve the 2006 Non-Employee Director Stock Option Plan being solicited in this Proxy Statement, all other future option awards to non-employee directors will be made under this new plan. The options will have an exercise price equal to the fair market value of the Class A Common Stock on the date of such Annual Meeting of Shareholders or appointment by the Board of Directors and will be fully vested on the date of grant.

Company Vehicle

Each non-employee director will be granted use of a vehicle that is owned and insured by the Company. The vehicle may be a GMC Yukon Denali or other vehicle of equal or lesser price.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION
OF THE INDIVIDUALS NOMINATED FOR ELECTION AS DIRECTORS

PROPOSAL 2: PROPOSAL TO APPROVE THE ADOPTION OF THE 2006 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

Background

On March 8, 2006, the Board of Directors adopted, subject to shareholder approval, the Rush Enterprises, Inc. 2006 Non-Employee Director Stock Option Plan (the “Plan”) to replace the Company’s Amended and Restated 1997 Non-Employee Director Stock Option Plan, under which no options may be granted after March 25, 2007. If the shareholders of the Company approve the Plan, no future option awards will be made under the 1997 Plan following the date of the 2006 Annual Meeting of Shareholders. The Plan authorizes the grant of non-qualified stock options in respect of an aggregate of 1,000,000 shares of Class A Common Stock of the Company (subject to adjustment to reflect any stock splits, share combinations or similar changes) to directors of the Company who at the time of their service on the Board of Directors are not employees of the Company or any of its subsidiaries (the “Non-Employee Directors”).

In assessing the recommendation of the Board of Directors, shareholders should consider that directors of the Company who are Non-Employee Directors will receive options to purchase shares of Class A Common Stock under the Plan and thus may have a substantial interest in the approval of this proposal.

Summary of the Material Provisions of the Plan

Set forth below is a summary of the material provisions of the Plan. This summary does not purport to be a complete statement of the provisions of the Plan and is qualified in its entirety by the provisions of the Plan, a copy of which is included with this Proxy Statement as Exhibit A.

Administration

The Plan will be administered by the Board of Directors or a committee of the Board of Directors consisting solely of two or more directors who are not employees of the Company (the Board acting in such capacity or such committee being referred to as the “Plan Committee”). Notwithstanding the above, the selection of Non-Employee Directors to whom options under the Plan (the “Options”) are to be granted, the number of shares subject to any Option, the exercise price of any Option and the term of any Option shall be as provided in the Plan and the Plan Committee shall have no discretion as to such matters.

Shares Available for Grant

The aggregate number of shares of Class A Common Stock with respect to which Options may be granted under the Plan is 1,000,000. The class and aggregate number of shares of Class A Common Stock available for the grant of Options is subject to adjustment under certain circumstances. Shares available for the grant of Options may be treasury shares or authorized but unissued shares. If Options expire or terminate unexercised, new Options may thereafter be granted under the Plan covering such shares.

Grant of Options

The following Options will be granted pursuant to the Plan:

•                                          each Non-Employee Director who is appointed by the Board of Directors to serve as a director, will be granted an Option to purchase 20,000 shares of Class A Common Stock on the date of such appointment; and

•                                          each Non-Employee Director who is elected or reelected as a director of the Company at an annual meeting of shareholders will be granted an Option to purchase 20,000 shares of Class A Common Stock on the date of each annual meeting of shareholders.

Notwithstanding the above, the Board of Directors may, in its sole discretion and without further approval of the Company’s shareholders, amend the Plan to increase or decrease the number of shares of Class A Common Stock covered by Options to an amount that is less than or greater than 20,0000 shares.

As of April 3, 2006, the Company had four Non-Employee Directors serving on the Board of Directors.

Exercise Price of Options

Options granted under the Plan will have a per share exercise price equal to the “fair market value” of a share of Class A Common Stock on the date of grant. For purposes of the Plan, the fair market value of a share of Class A Common Stock on a particular date generally means the closing sale price on that date as reported on the principal national securities exchange on which the Class A Common Stock is listed or, if not so listed, the average of the bid and asked price on that date as reported by the NASDAQ National Market. Except as authorized in the Plan, the Plan Committee may not amend or replace outstanding Options in a transaction that constitutes a repricing without the approval of the Company’s shareholders. On April 5, 2006, the closing sale price of the Class A Common Stock in the NASDAQ® National Market was $17.83 per share.

Duration of Options

Each Option granted under the Plan will be exercisable for a term of ten years from the date such Option first becomes exercisable, subject to earlier termination as provided in the Plan.

Amount Exercisable

Each Option granted pursuant to the Plan shall be fully exercisable on the date of the grant.

Exercise of Options

Under the Plan, Options may be exercised by the delivery of written notice to the Company setting forth the number of shares with respect to which the Option is to be exercised. Payment of the exercise price of the shares of Class A Common Stock subject to an Option may be made (i) in any combination of cash or whole shares of Class A Common Stock already owned by the director, or (ii) in shares of Class A Common Stock withheld by the Company from the shares of Class A Common Stock otherwise issuable to the optionee as a result of the exercise of such Option.

Non-Transferability

Options may be assigned or transferred only by will or under the laws of descent and distribution and the Options may be exercised only by the optionee during his or her lifetime.

Termination

Options, to the extent they have not been exercised previously, shall normally terminate on the earliest of (i) the last day of the thirty-day period commencing on the date on which the optionee ceases to be a member of the Company’s Board of Directors for any reason other than the optionee’s death, permanent disability or resignation from the Board of Directors after at least five years of service on the Board of Directors; (ii) the last day of the one-year period commencing on the date on which the optionee ceases to be a member of the Board of Directors due to the optionee’s death, permanent disability or resignation from the Board of Directors after at least five years of service on the Board of Directors; or (iii) ten years after the date of grant of such Option.

No Rights as Shareholder

No optionee has any rights as a shareholder with respect to shares covered by his or her Option until the date of issuance of a stock certificate for such shares. No adjustment for dividends, or otherwise, will be made if the record date therefor is prior to the date of issuance of such certificate.

Changes in the Company’s Capital Structure

In the event of any stock dividends, stock splits, recapitalizations, combinations, exchanges of shares, mergers, consolidation, liquidations, split-ups, split-offs, spin-offs, or other similar changes in capitalization, or any distribution to shareholders, including a rights offering, other than regular cash dividends, changes in the outstanding stock of the Company by reason of any increase or decrease in the number of issued shares of Class A Common Stock resulting from a split-up or consolidation of shares or any similar capital adjustment or the payment of any stock dividend, any share repurchase at a price in excess of the market price of the Class A Common Stock at the time such repurchase is announced or other increase or decrease in the number of such shares, the Plan Committee shall make appropriate adjustment in the aggregate number and kind of shares authorized by the Plan, in the number and kind of shares covered by Options subsequently granted under the Plan, and in the number, kind and price of any outstanding Options under the Plan (or, if deemed appropriate, the Plan Committee may make provision for a payment of cash or property to the holder in cancellation of an outstanding Option with respect to which Class A Common Stock has not been previously issued); provided, however, that no such adjustment shall increase the aggregate value of any outstanding Option.

In the event of any adjustment in the number of shares covered by any Option, any fractional shares resulting from such adjustment shall be disregarded and each such Option shall cover only the number of full shares resulting from such adjustment.

Effective Date of Plan

The Plan shall become effective the first business day following its approval by the shareholders of the Company.

Amendment or Termination of Plan

The Board of Directors may at any time and from time to time amend the Plan in order that the Options granted may conform to any changes in the law or in any other respect that the Board of Directors may deem to be in the best interests of the Company; provided, however, that without approval by the shareholders of the Company, no amendment shall make any change in the Plan for which shareholder approval is required in order to comply with any rules for listed companies promulgated by any national stock exchange on which the Company’s Class A Common Stock is traded or any other applicable rule or law. All Options granted under the Plan shall be subject to the terms and provisions of the Plan and any amendment of the Plan shall be deemed to amend all Options outstanding under the Plan at the time of the amendment.

The Board of Directors may terminate the Plan at any time.

Written Agreement

Each Option granted pursuant to the Plan will be embodied in a written option agreement, which shall be subject to the terms and conditions of the Plan and which may contain such other provisions as the Plan Committee in its discretion deems advisable.

New Plan Benefits

Because the aggregate number of options that may be granted under the Plan in 2006 are not currently determinable, the following table identifies the aggregate number of options that would have been granted under the Plan in 2005 had the Plan been in effect in 2005 to (i) each Named Executive Officer, (ii) executive officers, as a group, (iii) non-executive directors, as a group, and (iv) non-executive employees, as a group.  The option amounts set forth below are the same amounts that were actually granted to such persons or groups in 2005 under the 1997 Plan.  Option awards granted to non-employee directors upon their election or reelection at the 2006 Annual Meeting of Shareholders will be granted under the 1997 Plan and not the Plan.

Name and Position	Number of Options
W. Marvin Rush, Chairman and Director	0
W.M. “Rusty” Rush, President, Chief Executive Officer and Director	0
Daryl J. Gorup, Senior Vice President – Dealership Operations	0
David C. Orf, Senior Vice President – Marketing and Specialized Equipment Sales	0
Martin A. Naegelin, Jr., Senior Vice President – Chief Financial Officer	0
Executive Officer Group	0
Non-Executive Director Group	80,000
Non-Executive Employee Group	0

Federal Income Tax Consequences

An optionee will not recognize taxable income upon the grant of an Option pursuant to the Plan. In general, optionees will recognize ordinary income when an Option is exercised equal to the excess of the value of the stock over the exercise price (i.e., option spread), and the Company will receive a corresponding deduction. Capital gain or loss on a later sale of the shares of Class A Common Stock will generally be equal to the difference between the sale price and the sum of the exercise price plus the amount of ordinary income recognized on exercise.

Vote Required

Assuming a quorum is present, the vote of the holders of a majority of the voting power represented by the shares entitled to vote, present in person or represented by proxy, is required for the approval of the adoption of the Plan. Abstentions will have the same effect as votes against this proposal. Broker non-votes will not be treated as votes for or against this proposal, and therefore, will have no effect on the outcome of the proposal. Proxies will be voted in the manner directed therein, and if no specification is made, the proxies will be voted for approval of the Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO
APPROVE THE ADOPTION OF THE PLAN

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

The Board of Directors, upon recommendation of its Audit Committee, has appointed the firm of Ernst & Young LLP (“E&Y”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006. Although shareholder ratification is not required, the Board of Directors has directed that such appointment be submitted to the shareholders of the Company for ratification at the Annual Meeting. E&Y, through the process of reauditing the Company’s 2000 and 2001 consolidated financial statements, has served as the Company’s independent public accounting firm with respect to the Company’s consolidated financial statements for the years ended December 31, 2000, 2001, 2002, 2003, 2004 and 2005, and is considered by management of the Company to be well qualified. If the shareholders do not ratify the appointment of E&Y, the Board of Directors may reconsider the appointment.

Representatives of E&Y will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

Ratification of the appointment of E&Y requires the affirmative vote of the holders of a majority of the voting power represented by the shares entitled to vote, present in person or represented by proxy at the Annual Meeting. Abstentions will have the same effect as votes against this proposal. Broker non-votes will not be treated as votes for or against this proposal, and therefore, will have no effect on the outcome of the proposal. Proxies will be voted in the manner directed therein, and if no specification is made, the proxies will be voted for ratification of the appointment of E&Y.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL
TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS
THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTING FIRM FOR
THE FISCAL YEAR ENDING DECEMBER 31, 2006

FURTHER INFORMATION

Board of Directors, Executive Officers and Nominees for Board of Directors

Set forth below is information with respect to each director, executive officer and director nominee of the Company as of March 31, 2006. The directors are nominated annually by the Nominating and Governance Committee and elected annually by the shareholders of the Company. The executive officers are elected by the Board of Directors and serve at the discretion of the Board.

Name

Age

Position

W. Marvin Rush	67	Chairman and Director
W. M. “Rusty” Rush	47	President, Chief Executive Officer and Director
J. M. “Spike” Lowe, Jr.	62	Senior Vice President — Corporate Development
David C. Orf	56	Senior Vice President —Marketing and Specialized Equipment Sales
Scott Anderson	47	Senior Vice President — Finance and Insurance
Daryl J. Gorup	57	Senior Vice President — Dealership Operations
Martin A. Naegelin, Jr.	42	Senior Vice President — Chief Financial Officer
James E. Thor	48	Senior Vice President — Retail Sales
Richard Hall	67	Vice President — Insurance
Derrek Weaver	33	Chief Compliance Officer and Vice President — Legal Affairs
Ronald J. Krause (1)	78	Director
John D. Rock (1)	70	Director
Harold D. Marshall (1)	70	Director
Thomas A. Akin (1)	51	Director

(1)                                  Determined by the Company’s Board of Directors to be independent in accordance with the listing standards of the NASDAQ® National Market and the applicable rules of the Securities and Exchange Commission

W. Marvin Rush founded the Company in 1965. He served as President from inception until November 1995 when he began his service as Chairman of the Board and Chief Executive Officer of the Company. In 2006, he resigned his position as Chief Executive Officer, but continues to serve as Chairman. He also served on the Peterbilt dealer council from 1984 until 1987 and was elected its Chairman in 1987. He was also active on the PacLease Executive Committee from 1989 until 1992 and was Chairman in 1992. Other honors include the regional Peterbilt Dealer of the Year in 1986, 1987 and 1988, as well as the Midranger Dealer of the Year in 1989. His highest Peterbilt honor was being named North American Peterbilt Dealer of the Year for 1993, 1994, 2000 and 2001.

W.M. “Rusty” Rush served as Vice President and Executive Vice President of the Company from 1990 until November 1995 when he began his service as President of the Company. He was named the Company’s Chief Operating Officer in December 2001. In 2006, he was named Chief Executive Officer of the Company. Since 2001, he has overseen all day-to-day operations of the Company.

J. M. “Spike” Lowe, Jr. has worked for the Company since 1968, holding the position of Vice President of the Company since 1994. He was promoted to Senior Vice President in 1999. Currently he is responsible for real estate acquisitions, construction projects and all open account and unsecured lending for the Company.

David C. Orf has served as Vice President of Marketing and Specialized Equipment Sales of the Company since 1993, and in October 1996 Mr. Orf was promoted to Senior Vice President. Mr. Orf was the general manager of the Company’s Houston, Texas facilities until January 1996. Prior to joining the Company, Mr. Orf served as the southeast regional manager of Peterbilt Motors Company, a division of PACCAR.

Scott Anderson has served as Vice President of Finance and Insurance of the Company since 2005 and was promoted to Senior Vice President in February 2006. He is in charge of all secured financing for the Company. Prior to joining Rush, Mr. Anderson served as Manager of Continental European Operations for CIT Group from 2004 to 2005 and was Managing Director of European Commercial Finance for Associates Capital Corp from 1998 to 2004. He has over 25 years of experience in the commercial equipment finance industry.

Daryl J. Gorup has served as Senior Vice President of Dealership Operations of the Company since January 1997. Prior to joining the Company, Mr. Gorup served for 15 years in various executive positions with Peterbilt Motors Company, including General Sales Manager.

Martin A. Naegelin, Jr. has served as Vice President and Chief Financial Officer of the Company since January 1997. Mr. Naegelin was promoted to Senior Vice President in December 2001 and was named Secretary and Treasurer of the Company and Executive Vice President of Rush Equipment Centers in March 2003. His responsibilities include the Company’s corporate administrative functions, its retail finance and insurance operations, its truck leasing operations and construction equipment operations. Prior to joining the Company, Mr. Naegelin served as Vice President of Investor Relations and Corporate Development of Norwood Promotional Products, Inc. Mr. Naegelin had seven years of public accounting experience prior to joining Norwood in 1993.

James E. Thor has served as the Senior Vice President of Retail Sales of the Company since June 2004. Prior to joining the Company, Mr. Thor served for 14 years in various executive positions with Peterbilt Motors Company. In 1996, Mr. Thor was promoted to Director of U.S. Regional Sales of Peterbilt, prior to which he served as Regional Sales Manager and District Sales Manager.

Richard “Dick” Hall has worked for the Company since December 1992 and has served as Vice President of Associated Acceptance, Inc., the Company’s insurance agency affiliate, since that time. Mr. Hall was elected a Vice President of the Company in 2003. Prior to joining the Company, Mr. Hall worked for eight years as President and Director of Municipal Insurance Company of America, Elgin, Illinois, 15 years as President and Director of Northland Insurance Agency, Inc., a bank holding company in Chicago, Illinois, and he owned and operated an insurance school in San Antonio, Texas for six years.

Derrek Weaver has served as Chief Compliance Officer and Vice President of Legal Affairs of the Company since February 2005. Mr. Weaver is responsible for overseeing all legal matters pertaining to the Company, including general corporate compliance and governance matters, acquisitions and dispute resolution. Prior to joining the Company, Mr. Weaver was an Associate Attorney at Fulbright & Jaworski L.L.P. in San Antonio, Texas from October 2001 until February 2005, and was a Sales Engineer for the Trane Company’s commercial and industrial HVAC group from July 1994 until August 1998. Mr. Weaver received a B.S. in Mechanical Engineering from the University of Colorado at Boulder in 1994 and a J.D., summa cum laude, from the Texas Tech University School of Law in 2001.

Ronald J. Krause has served as a director of the Company since June 1996. Mr. Krause served as President of Associates Commercial Corp. from 1976 until 1981 and President and Chief Operating Officer of Associates First Capital Corp. from 1981 until his retirement in 1989. Mr. Krause was Vice Chairman of the Board of Directors of Associates of North America from 1988 until 1989.

John D. Rock has served as a director of the Company since April 1997. Mr. Rock served as a Vice President of the Oldsmobile Division of General Motors Corporation from 1991 until his retirement from General Motors Corporation in February 1997 after 36 years of service. While at General Motors Corporation, Mr. Rock held various executive positions in sales, service and marketing. Mr. Rock also served as a member of the Board of Directors of Volvo - GM Heavy Truck Corporation.

Harold D. Marshall has served as a director of the Company since February 1999. Mr. Marshall served as President, Chief Operating Officer and a director of Associates First Capital Corp. from May 1996 until his retirement in March 1999. Mr. Marshall joined Associates First Capital Corp. in 1961 and organized their Transportation Division in 1974. Mr. Marshall served as Vice Chairman of the American Trucking Association, Trustee of the American Trucking Association Foundation, and as a Trustee on the Board of Trustees of the Dallas Museum of Art. Mr. Marshall currently serves as Trustee Emeritus of the Hudson Institute Board of Trustees. Since his retirement in 1999, Mr. Marshall has devoted his time and attention to his personal investments.

Thomas A. Akin has served as a director of the Company since August 2004. Mr. Akin worked in the audit department of Ernst & Young from 1976 until 1989 and has served as the director of the audit department for Akin, Doherty, Klein & Feuge, P.C., in San Antonio, Texas since 1991. Throughout his career, Mr. Akin has served as the client service executive responsible for the independent audit for companies registered with the SEC.

W.M. “Rusty” Rush is the son of W. Marvin Rush. There are no other family relationships among the executive officers and directors of the Company.

All directors of the Company hold office until the next Annual Meeting of Shareholders and the election and qualification of their successors. Each officer of the Company was chosen by the Board of Directors and serves at the pleasure of the Board of Directors until his successor is appointed or until his earlier resignation or removal in accordance with applicable law.

Compensation Committee Report on Executive Compensation

The Compensation Committee is responsible for making all compensation decisions for the named executive officers including determining base salary and annual incentive compensation amounts and granting stock options and other stock-based compensation under the Company’s Long-Term Incentive Plan.

Overall Objectives of the Executive Compensation Program

The purpose of the Company’s compensation plan is to attract, retain and motivate key management employees. It is the philosophy of the Company to pay its executives at levels commensurate with both Company and individual performance. A primary consideration in developing the Company’s executive compensation program is to link the long-term financial interests of executives with those of the Company and its shareholders. The Compensation Committee reviews compensation for comparable organizations in order to establish the Company’s total compensation program and determine awards under the Long-Term Incentive Plan.

In 2005, the total compensation program for the Company’s top executives, approved by the Company’s Board of Directors, consisted of a base salary and bonus for each such executive. The Compensation Committee has reviewed all components of the Chief Executive Officer’s and other named executive officers’ compensation including salary, bonus and long-term incentive compensation, accumulated realized and unrealized stock option gains, and the dollar value to the executive and cost to the Company of all perquisites and other personal benefits.

Base Salary Program

It is the Company’s policy to establish salaries at a level approximating the average of the competitive levels in comparable organizations and to provide annual salary increases reflective of the executive’s performance, level of responsibility and position with the Company. W. Marvin Rush served as the Company’s Chief Executive Officer during 2005 and received a base salary of $900,000. Mr. Rush resigned his position as Chief Executive Officer on February 24, 2006, whereupon W.M. “Rusty” Rush was appointed Chief Executive Officer. W. Marvin Rush continues to serve as the Company’s Chairman. The Compensation Committee reviews salaries paid to the chief executive officers of companies in industries that are similar to the Company’s industry and compares the financial performance of such companies to the Company’s financial performance in determining Mr. Rush’s base salary.

Annual Incentive

The Compensation Committee annually evaluates the performance of the Company as a whole and the performance of each executive officer. Based on this evaluation, the Compensation Committee, in its sole discretion, determines the amount, if any, of incentive payments to each executive officer. The Compensation Committee does not utilize formalized mathematical formulas in determining the amount of incentive payments to its executive officers. The Compensation Committee believes that revenue growth and profit growth are important factors to consider when determining incentive payments, but many other factors are considered. W. Marvin Rush received a $750,000 bonus from the Company for services performed on behalf of the Company during 2005.

Long-Term Incentive Plan

The Company adopted its Long-Term Incentive Plan (the “Incentive Plan”) in 1996, prior to its initial public offering, and the shareholders of the Company approved the Incentive Plan at the 1998 Annual Meeting of Shareholders. The Incentive Plan permits the Company to make grants of stock options, restricted stock, performance shares and other awards to employees as part of the Company’s overall incentive compensation program. The Incentive Plan is intended to attract, retain and motivate key management personnel and to align the interest of the executives with those of shareholders. The Company awards individual long-term incentive grants based upon each employee’s position in the Company and responsibility level. In 2005, the Company granted W. Marvin Rush options to purchase 30,000 shares of Class A Common Stock under the Incentive Plan.

Perquisites

Officers of the Company are entitled to receive various perquisites including: auto and gas allowances, auto insurance, reserved parking, an annual physical, cell phone service, Company-paid long-term disability insurance, rewards points earned from purchases made on Company credit cards and trips awarded to the Company from vendors with whom the Company does business. In addition to the perquisites afforded other officers of the Company, W.M. “Rusty” Rush receives the use of a Company-owned automobile. W. Marvin Rush and W.M. “Rusty” Rush are provided automobile insurance under the Company’s fleet insurance policy, are allowed personal use of the Company’s ranch when it is not being used for Company business, and are permitted to use the Company-owned aircraft for personal air travel to the extent it is not otherwise being used for Company business. The Company pays W. Marvin Rush’s medical insurance and personal umbrella insurance premiums. W. Marvin Rush is provided with personal computers connected to the Company’s network at his residences, which are serviced and maintained by Company employees. The Compensation Committee considers these perquisites when establishing annual salaries of the Company’s executive officers and believes that these perquisites are an important component of our compensation package. In 2005, W. Marvin Rush received $201,752 in perquisites.

Certain employees of the Company perform personal services exclusively for W. Marvin Rush. The cost to the Company of the salaries and benefits paid to these employees is deducted from W. Marvin Rush’s after tax income each pay period. The total reimbursed cost of these employees’ salaries and benefits were $137,646 in 2005, $131,949 in 2004, and $117,096 in 2003.

Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, currently imposes a $1 million limitation on the deductibility of certain compensation paid to each of the Company’s Chief Executive Officer and the next four highest paid executive officers. Excluded from this limitation is compensation that is “performance based.”  For compensation to be performance based it must meet certain criteria, including being based on predetermined objective standards approved by shareholders. The Company believes that compensation relating to options granted under the Incentive Plan should be excluded from the $1 million limitation calculation. Compensation relating to the Company’s incentive compensation awards does not currently qualify for exclusion from the limitation, given the discretion that the Compensation Committee has in establishing the performance goals for such awards. The Compensation Committee believes that maintaining the discretion to evaluate the performance of the Company’s management is an important part of its responsibilities and inures to the benefit of the Company’s shareholders. However, the Compensation Committee intends to take into account the potential application of Section 162(m) with respect to incentive compensation awards and other compensation decisions made by it in the future.

Conclusion

The Compensation Committee believes these executive compensation policies serve the interests of the shareholders and the Company effectively. The Compensation Committee believes that the various pay vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the Company’s overall future successes, thereby enhancing the value of the Company for the shareholders’ benefit. The Compensation Committee believes that the Chief Executive Officer’s and other named executive officers’ total compensation are, in the aggregate, reasonable and not excessive.

Compensation Committee of the Board of Directors

Thomas A. Akin

Ronald J. Krause

Harold D. Marshall

John D. Rock

Audit Committee Report

General

Notwithstanding anything to the contrary in any of the Company’s filings under the Securities Act of 1933 or the Exchange Act, the following report of the Audit Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts.

The Audit Committee has done the following:

•                                          Reviewed and discussed the audited financial statements with management.

•                                          Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61.

•                                          Received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1.

•                                          Considered whether the provision of non-audit services is compatible with maintaining the auditors’ independence.

•                                          Discussed with the independent auditors the auditors’ independence.

•                                          Based on the review and discussions above, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission.

The Board of Directors has determined that the members of the Audit Committee are independent, in accordance with the listing standards established by the NASDAQ® National Market and the applicable rules of the Securities and Exchange Commission. The Audit Committee adopted a written charter in 2001, which was amended in 2004. The Audit Committee met four times in the last fiscal year.

In 2003, the Audit Committee implemented a policy that provides for preapproval of audit, audit related and non-audit services performed by the independent auditors to ensure that the provision of non-audit services would not impair the auditors’ independence. The Audit Committee will annually review and preapprove services that may be provided by the independent auditors without specific approval from the Audit Committee. Unless a type of service to be provided by the independent auditors receives general preapproval under the policy, it requires specific approval of the Audit Committee before commencing. Any services that would exceed preapproved cost levels under the policy would similarly require specific approval of the Audit Committee before being performed at the higher cost level. The Audit Committee regularly reviews the services being provided by the independent auditors and the associated fees and is satisfied that the fees paid for other services would not affect the independence of the auditors in performing their audit function. The fees are set forth in the following section.

Independent Auditors’ Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2004 and December 31, 2005, and fees billed for other services rendered by E&Y during those periods. All of the fees presented below were preapproved by the Audit Committee.

	2004	2005

Audit fees(1)	$194,500	$217,500
Audit related fees(2)	169,000	135,000
Tax fees (3)	100,500	135,206
All other fees(4)	190,000	—

Total	$654,000	$487,706

(1)

Audit fees consisted principally of professional services rendered in connection with the audit of the Company’s financial statements for the years ended December 31, 2004 and 2005 and the reviews of the financial statements included in each of the Company’s Quarterly Reports on Form 10-Q during the years ended December 31, 2004 and 2005.

(2)	Audit related fees consisted primarily of fees related to the audit of internal control over financial reporting.
(3)	Tax fees consisted principally of professional services rendered for tax compliance and reporting.
(4)	All other fees consisted of fees related to services rendered for SEC filings, including comfort letters, consents, and comment letters.

For the year 2006, the Audit Committee recommended to the Board of Directors, and the Board of Directors has appointed, E&Y as the independent public accounting firm for the Company. The appointment by the Board of Directors of E&Y to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006 is being submitted to the Company’s shareholders for ratification.

Audit Committee of the Board of Directors

Thomas A. Akin

Ronald J. Krause

Harold D. Marshall

Executive Compensation

The following table summarizes all compensation awarded to, earned by or paid for services rendered to the Company in all capacities during the years ended December 31, 2003, 2004 and 2005 by the Company’s Chief Executive Officer and the Company’s four other most highly compensated executive officers during 2005 (the “Named Executive Officers”).

Summary Compensation Table

					Long-Term
					Compensation
					Awards
		Annual Compensation			Securities
	Fiscal			Other Annual	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation(2)	Options (#)	Compensation(3)

W. Marvin Rush(1)	2005	$900,000	$750,000	$201,752	30,000	$31,192
Chairman and Chief	2004	$900,000	$500,000	$168,793	23,500	$30,692
Executive Officer	2003	$784,133	$391,176	$190,361	50,000	$25,637

W.M. “Rusty” Rush	2005	$384,000	$750,000	$65,104	30,000	$61,414
President and	2004	$384,000	$500,000	—	20,000	$52,285
Chief Operating Officer	2003	$369,333	$385,000	—	43,000	$34,527

Daryl J. Gorup	2005	$248,000	$195,000	—	13,000	$7,000
Senior Vice President –	2004	$240,000	$145,000	—	10,500	$6,500
Dealership Operations	2003	$229,600	$110,000	—	21,000	$6,000

David C. Orf	2005	$244,181	$195,000	—	12,875	$7,000
Senior Vice President –	2004	$236,181	$140,000	—	10,500	$6,500
Marketing and Specialized Equipment Sales	2003	$222,181	$110,000	—	21,000	$6,000

Martin A. Naegelin, Jr.	2005	$232,200	$195,000	—	11,000	$7,000
Senior Vice President –	2004	$216,200	$230,000	—	9,000	$6,500
Chief Financial Officer	2003	$200,200	$110,000	—	18,000	$6,000

(1)

As previously discussed, W. Marvin Rush resigned as the Company’s Chief Executive Officer on February 24, 2006. Mr. Rush continues to be actively involved in the Company and serves as its Chairman. Upon Mr. Rush’s resignation, W.M. “Rusty” Rush was appointed the Company’s Chief Executive Officer.

(2)

In accordance with SEC rules, the value of perquisites and other personal benefits received by a Named Executive Officer during the periods covered are omitted where the aggregate amount of such benefits do not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer. Of the amounts shown for W. Marvin Rush, the estimated cost of his personal use of the Company-owned aircraft was $132,606 in 2005, $120,627 in 2004 and $141,771 in 2003. Of the amounts shown for W. M. “Rusty” Rush in 2005, $23,993 represents the estimated cost of his personal use of the Company-owned aircraft and $27,050 represents the estimated cost of his personal use of the Company’s ranch. The amounts reported in 2003 and 2004 for personal use of the Company-owned aircraft were based upon two times the current Standard Industry Fare Level (SIFL) rates as published by the United States Department of Transportation and differ from the amounts reported here. The amounts shown above are calculated based upon the Company’s direct operating cost. This methodology calculates the incremental costs based on the average weighted cost of fuel, aircraft maintenance, landing fees, trip-related hangar and parking costs, and smaller variable costs. Because the corporate aircraft is used primarily for business travel, the methodology excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries, purchase cost of the aircraft and non-trip related hangar expenses. On certain occasions, an executive’s spouse or other family member may accompany the executive on a flight. No additional direct operating cost is incurred in such situations under the foregoing methodology. The Company does not pay its executive officers any amounts in respect of taxes on income imputed to them for personal aircraft usage. The remaining amounts for W. Marvin Rush represent the estimated costs of other unreimbursed perquisites provided to W. Marvin Rush by the Company, including auto and gas allowances, auto insurance, long-term disability insurance, personal use of the Company’s ranch, medical insurance, personal umbrella insurance and the Company’s costs associated with the maintenance of personal computers connected to the Company’s network at his residences, none of which exceeded 25% of the total amount reported for W. Marvin Rush for any of the periods covered. The remaining amounts for W.M. “Rusty” Rush represent the estimated costs of other unreimbursed perquisites provided to W.M. “Rusty” Rush by the Company, including the cost of a Company-owned automobile, gas allowance, auto insurance, and long-term disability insurance, none of which exceeded 25% of the total amount reported for W.M. “Rusty” Rush for 2005.

(3)

Consists of matching contributions to the Company’s 401(k) plan and the payment of term life insurance premiums for W. Marvin Rush and W. M. “Rusty” Rush. The cost of the term life insurance premiums paid on behalf of W. Marvin Rush was $24,192 in 2005, $24,192 in 2004, and $19,367 in 2003. The cost of the term life insurance premiums paid on behalf of W.M. “Rusty” Rush was $2,640 per year during the periods covered. Additionally, the Company paid the premiums on a universal whole life insurance policy on the life of W. Marvin Rush in which W.M. “Rusty” Rush is the sole beneficiary. The purpose of this policy is to allow W.M. “Rusty” Rush to pay a portion of the estate taxes on his father’s estate in the event of his father’s death to decrease the risk of W.M. “Rusty” Rush being forced to sell shares of the Company’s Common Stock to pay such estate taxes. The universal whole life premiums paid on behalf of W.M. “Rusty” Rush were $51,774 in 2005, $43,145 in 2004, and $25,887 in 2003. The remaining amounts for W. Marvin Rush and W. M. “Rusty” Rush represent the value of matching contributions to the Company’s 401(k) plan. The Company provides the Named Executive Officers with group life, health, medical and other insurance coverages that are made available to all salaried employees of the Company and that are not included in the Summary Compensation Table.

Stock Option Grants in Fiscal 2005

The following table provides certain information related to Class A Common Stock options granted by the Company to the Named Executive Officers during fiscal 2005.

					Potential Realizable
	Individual Grants				Value at Assumed
		% of Total			Annual Rates of
		Options			Stock Price
	Number of Securities	Granted to	Exercise or		Appreciation for
	Underlying Options	Employees in	Base Price	Expiration	Option Term(1)
Name	Granted (#)(2)	Fiscal 2005	$/Share)	Date	5% ($)	10% ($)

W. Marvin Rush	30,000	10.40	15.76	3/15/2015	297,341	753,521

W.M. “Rusty” Rush	30,000	10.40	15.76	3/15/2015	297,341	753,521

Daryl J. Gorup	13,000	4.51	15.76	3/15/2015	128,848	326,526

David C. Orf	12,875	4.47	15.76	3/15/2015	127,609	323,386

Martin A. Naegelin, Jr.	11,000	3.82	15.76	3/15/2015	109,025	276,291

(1)

The potential realizable value is calculated based on the term of the option and is calculated by assuming that the market price of the Class A Common Stock appreciates at the indicated annual rate compounded annually from the date of grant until the end of the term of the option and that the option is exercised on the last day of the term of the option and the Class A Common Stock received upon exercise of the option is sold for the appreciated price. The 5% and 10% rates of appreciation are derived from the rules of the SEC and do not reflect the Company’s estimate of future stock price appreciation. The actual value realized might be greater than or less than the potential realizable values set forth in the table.

(2)

These Class A Common Stock options are exercisable to the extent of one-third of the shares on the third, fourth and fifth anniversary of the grant date. The Company did not grant any options to purchase Class B Common Stock in fiscal 2005.

Aggregated Option Exercises in Fiscal 2005 and Fiscal Year End Option Values

The following table provides information related to Class A Common Stock options exercised by the Named Executive Officers during fiscal 2005 and the number and value of options held at fiscal year end.

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options at
	Acquired On	Value	Options at FY End(#)		FY End ($)(1)
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

W. Marvin Rush	51,135	574,910	0	70,635	0	480,632

W.M. “Rusty” Rush	0	0	15,251	49,066	180,167	223,408

Daryl J. Gorup	6,833	86,703	0	52,834	0	364,530

David C. Orf	6,916	86,263	0	52,710	0	364,543

Martin A. Naegelin, Jr.	5,267	64,688	0	44,667	0	307,040

(1)                                  On December 31, 2005, the closing price of the Class A Common Stock was $14.88.

The following table provides information related to Class B Common Stock options exercised by the Named Executive Officers during fiscal 2005 and the number and value of options held at fiscal year end.

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options at
	Acquired On	Value	Options at FY End(#)		FY End(#)(1)
Name	Exercise(#)	Realized($ )	Exercisable	Unexercisable	Exercisable	Unexercisable

W. Marvin Rush	51,135	535,496	0	114,135	0	1,052,407

W. M. “Rusty” Rush	0	0	15,251	82,066	172,846	722,237

Daryl J. Gorup	6,833	86,225	0	8,334	0	94,040

David C. Orf	6,916	84,534	0	8,335	0	94,052

Martin A. Naegelin, Jr.	5,267	63,421	0	6,667	0	75,420

(1)                                  On December 31, 2005, the closing price of the Class B Common Stock was $14.40.

Equity Compensation Plan Information

Class A Common Stock:

Plan Category	Number of securities to be issued upon exercise of outstanding options as of December 31, 2005 (a)	Weighted-average exercise price of outstanding options as of December 31, 2005 (b)	Number of securities remaining available for issuance under equity compensation plans as of December 31, 2005 (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,275,735	$8.67	1,053,469

Equity compensation plans not approved by security holders (1)	—	—	—

Total	1,275,735	$8.67	1,053,469

(1)                                  Includes one time options granted to certain employees and directors outside any Company plan.

Class B Common Stock:

Plan Category	Number of securities to be issued upon exercise of outstanding options as of December 31, 2005 (a)	Weighted-average exercise price of outstanding options as of December 31, 2005 (b)	Number of securities remaining available for issuance under equity compensation plans as of December 31, 2005 (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	424,084	$4.16	359,394

Equity compensation plans not approved by security holders (1)	20,000	2.06	—

Total	444,084	$4.07	359,394

(1)                                  Includes one time options granted to certain employees and directors outside any Company plan.

Employee Benefit Plans

Incentive Plan

In April 1996, prior to the initial public offering of the Company’s common stock, the Board of Directors and shareholders adopted the Incentive Plan. The shareholders of the Company approved the Incentive Plan at the 1998 Annual Meeting of Shareholders.

401(k) Plan and Other Employee Benefits

The Company has a defined contribution pension plan (the “Rush Plan”) which is available to all Company employees and the employees of certain affiliates. Each employee who has completed 90 days of continuous service is entitled to enter the Rush Plan. Employees who choose to participate may contribute from 1% to 50% of their total gross compensation (up to a maximum dollar amount established in accordance with Section 401(k) of the Internal Revenue Code of 1986, as amended). However, certain higher paid employees are limited to a maximum contribution of 15% of total gross compensation. For the first 10% of an employee’s contribution, the Company, at is discretion, may contribute an amount equal to 25% of the employee’s contributions for those employees with less than five years of service and an amount equal to 50% of the employees’ contributions for those employees with more than five years of service. The aggregate amount of the Company’s contributions for 2005 under these plans was $2.6 million, of which amount $7,000 was for the account of W. Marvin Rush.

Employment Agreements and Change-of-Control Arrangements

The Company has employment agreements with W. Marvin Rush and W.M. “Rusty” Rush that have four-year terms, subject to automatic extension for an additional year on the anniversary of each agreement. These employment agreements are subject to early termination as provided therein, including termination by the Company for “cause” (as defined in the employment agreements) or termination by W. Marvin Rush or W.M. “Rusty” Rush, as applicable, for “good reason” (as defined in the employment agreements). The employment agreements automatically renew annually and provide for their minimum annual base salary to be equal to their current base salary. In 2005, W. Marvin Rush received a base salary of $900,000 and W.M. “Rusty” Rush received a base salary of $384,000. The employment agreements also provide for bonuses at the discretion of the Compensation Committee of the Board.

Former Executive Vice President and member of the Company’s Board of Directors, Robin M. Rush, left the Company in June of 2003. As provided in his employment agreement, Robin M. Rush elected to receive a continuation of his base salary and benefits available to other employees through the unexpired term of his employment agreement of four years. Additionally, Robin M. Rush may still exercise his options to purchase Common Stock throughout the unexpired term of his employment agreement as if he remained employed with the Company. Robin M. Rush received termination benefits totaling $273,471 during 2005, excluding the value of stock options exercised during 2005.

The departure packages included in the employment agreements with W. Marvin Rush and W.M. “Rusty” Rush provide that if the Company terminates their employment without cause (including the Company’s election to not extend the employment agreements at any renewal date) or within two years of a change-of-control, or if they resign their employment for “good reason” (as defined in the employment agreements), they will be entitled to receive, at their election, either a lump sum payment in the amount equal to their base salary for the unexpired term of their agreements or continuation of their base salary and benefits through the unexpired term of their agreements. A change-of-control is deemed to have occurred if (i) more than 30% of the combined voting power of the Company’s then outstanding securities is acquired, directly or indirectly, by any Person (as such term is defined in Sections 13(d) and 14(d) of the Exchange Act); (ii) at any time during the 24-month period after a tender offer, merger, consolidation, sale of assets or contested election, or any combination of such transactions, at least a majority of the Company’s Board of Directors shall cease to consist of “continuing directors” (meaning directors of the Company who either were directors prior to such transaction or who subsequently became directors and whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then still in office who were directors prior to such transaction); (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement of sale or disposition by the Company of all of the Company’s assets.

The Company has also entered into employment agreements with Daryl J. Gorup, David C. Orf, Martin A. Naegelin, Jr., and other executive officers which provide for minimum annual base salaries to be equal to their current base salary. In 2005, base salaries received were as follows: Mr. Gorup — $248,000, Mr. Orf — $244,181 and Mr. Naegelin — $232,200. The employment agreements also provide for incentive bonuses at the discretion of the Compensation Committee of the Company. The employment agreements are terminable by the Company upon 12 months prior written notice or, in lieu thereof, immediately terminable upon the payment to the employee of 12 months of his then effective base salary and an amount equal to a percentage of the bonus received by the employee during the preceding year, with such percentage determined according to the number of years of service of the employee.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2005 were Thomas A. Akin, Ronald J. Krause, Harold D. Marshall and John D. Rock, none of whom have ever been an officer of the Company or any of its subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Compensation Committee. In addition, none of our executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors.

Performance Graph

The chart set forth below shows the value of an investment of $100 on December 31, 2000 in the Company’s Common Stock, the Standard & Poor’s 500 Stock Index and a peer group of other public companies. On July 9, 2002, the shareholders of the Company approved amendments to the Company’s Articles of Incorporation that resulted in the reclassification of the Company’s previously existing common stock as Class B Common Stock and the issuance of one share of Class A Common Stock for each share of Class B Common Stock owned by the Company’s then existing shareholders. Subsequent to July 9, 2002, the Company has added the share prices of its Class A Common Stock and Class B Common Stock together in calculating its cumulative total return. The peer group is comprised of the following companies: Lithia Motors, Inc.; Paccar, Inc.; United Auto Group, Inc.; and Werner Enterprises, Inc. This peer group is different from the peer group used last year, as Travis Boats & Motors, Inc. has been omitted from the peer group because it is no longer publicly traded.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG RUSH ENTERPRISES, INC., THE S & P 500 INDEX,

AND A PEER GROUP

*  $100 invested on 12/31/00 in stock or index-including reinvestment of dividends Fiscal year ending December 31.

	Cumulative Total Return
	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

Rush Enterprises, Inc.	$100.00	$48.21	$118.27	$320.06	$539.72	$471.17
S & P 500	$100.00	$88.12	$68.64	$88.33	$97.94	$102.75
Peer Group	$100.00	$145.20	$151.70	$271.57	$373.41	$348.39

The foregoing graph is based on historical data and is not necessarily indicative of future performance. This graph shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulations 14A and 14C under the Exchange Act or to the liabilities of Section 18 under the Exchange Act.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, officers and persons who own more than 10% of a registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. Directors, officers and greater than 10% beneficial owners are required by the Securities and Exchange Commission regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Except as otherwise stated below, to the knowledge of the Company, based solely on a review of the copies of the Forms 3, 4 and 5 furnished to the Company and written representations that no other reports were required, during and prior to the fiscal year ended December 31, 2005, all Forms 3, 4 and 5 applicable to the Company’s directors, officers and greater than 10% beneficial owners were filed on a timely basis except for those previously disclosed and the following: (i) John D. Rock was late in reporting five reportable transactions that were effected on November 15, 2005, and one reportable transaction that was effected on November 17, 2005; and (ii) W. Marvin Rush was late in reporting several transactions related to ownership of 2,500 shares of the Company’s stock acquired by his wife in the Company’s initial public offering including the following: one reportable transaction that was effected on June 7, 1996, two reportable transactions that were effected on July 9, 2002, one reportable transaction that was effected on July 10, 2002, one reportable transaction that was effected on November 4, 2002, and one reportable transaction that was effected on November 14, 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under Article 21.14 of the Texas Insurance Code (the “TIC”), every officer, director and shareholder of a corporation licensed to act as a local recording agent must be individually licensed to act as an insurance agent. An insurance agent is required to be a resident of the State of Texas and pass an examination for a local recording insurance agent’s license. W. Marvin Rush, our Chairman, is licensed to act as an insurance agent in the State of Texas and is therefore qualified to act as the shareholder, director and officer of Associated Acceptance, Inc. (“AA”), the corporation currently affiliated with the Company that is licensed to act as a local recording agent. The Company has acquired, as a wholly owned subsidiary, a managing general agent (the “MGA”) licensed under Article 21.07-3 of the TIC to manage all of the operations of AA. In addition to managing AA, the MGA is qualified to receive any and all commission income that is otherwise payable to AA. The MGA, Mr. Rush and AA have each entered into agreements pursuant to which (i) the MGA manages all operations of AA, (ii) all of the income of AA is paid to the MGA, (iii) the Company transfers such funds to AA as necessary for its operation, and (iv) Mr. Rush has granted the MGA the right to transfer legal ownership of the shares of capital stock of AA at any time to anyone designated by the MGA. Mr. Rush continues to own all of the outstanding stock of AA, subject to his agreements with the MGA prohibiting the transfer of such capital stock.

The Company owns and operates a jet aircraft in connection with its business. The Company generally limits usage of the aircraft to the Chairman and to the Chief Executive Officer for personal purposes to the extent the aircraft is not being utilized for Company business. While the Company does not charge for such use of its aircraft for personal purposes, it does report as taxable income to the Internal Revenue Service the value of the transportation services rendered based upon Internal Revenue Service formulas.

PROPOSALS FOR 2007 ANNUAL MEETING

The deadline for submission of shareholder proposals pursuant to Rule 14a-8 of the Exchange Act (“Rule 14a-8”), for inclusion in the Company’s proxy statement for its 2007 Annual Meeting of Shareholders is November 13, 2006. The proposal should be sent to the Secretary of the Company. For a proper shareholder proposal submitted outside of the process provided by Rule 14a-8 to be eligible for presentation at Rush Enterprises, Inc.’s 2007 Annual Meeting, timely notice thereof must be received by the Company no later than February 27, 2007.

OTHER MATTERS

As of the date of this Proxy Statement, management does not intend to present any other items of business and is not aware of any matters to be presented for action at the Annual Meeting other than those described above. However, if any other matters should come before the Annual Meeting to be held on May 16, 2006, it is the intention of the persons named as proxies in the accompanying proxy card to vote in accordance with their best judgment on such matters.

By Order of the Board of Directors,

W. MARVIN RUSH
Chairman

San Antonio, Texas

April 13, 2006

EXHIBIT A

RUSH ENTERPRISES, INC.
2006 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

1.                                       Purpose. This 2006 Non-Employee Director Stock Option Plan (the “Plan”) of Rush Enterprises, Inc., a Texas corporation (the “Company”), is adopted for the benefit of the directors of the Company who at the time of their service are not employees of the Company or any of its subsidiaries (“Non-Employee Directors”), and is intended to advance the interests of the Company by providing the Non-Employee Directors with additional incentive to serve the Company by increasing their proprietary interest in the success of the Company.

2.                                       Administration. The Plan shall be administered by the Board of Directors of the Company (the “Board”) or a committee of the Board which shall consist solely of two or more directors appointed by the Board who are not employees of the Company (the Board acting in such capacity or such committee being referred to as the “Committee”). For the purposes of the Plan, a majority of the members of the Committee shall constitute a quorum for the transaction of business, and the vote of a majority of those members present at any meeting shall decide any question brought before that meeting. In addition, the Committee may take any action otherwise proper under the Plan by the affirmative vote, taken without a meeting, of a majority of its members. No member of the Committee shall be liable for any act or omission of any other member of the Committee or for any act or omission on his own part, including but not limited to the exercise of any power or discretion given to him under the Plan, except those resulting from his own gross negligence or willful misconduct. Except as otherwise expressly provided for herein, all questions of interpretation and application of the Plan, or as to options granted hereunder (the “Options”), shall be subject to the determination, which shall be final and binding, of a majority of the whole Committee. Notwithstanding the above, the selection of Non-Employee Directors to whom Options are to be granted, the exercise price of any Option and the term of any Option shall be as hereinafter provided and the Committee shall have no discretion as to such matters. The Committee may not amend or replace outstanding Options in a transaction that constitutes a repricing without the approval of the shareholders of the Company. For these purposes, a cancellation, exchange or other modification to an outstanding Option that occurs in connection with a merger, acquisition, spin-off or other corporate transaction, including under Paragraph 12 will not be deemed a repricing.

3.                                       Option Shares. The aggregate number of shares of the Company’s Class A Common Stock, $.01 par value (or such other par value as may be designated by act of the Company’s shareholders) (the “Common Stock”) with respect to which Options may be granted under the Plan shall not exceed 1,000,000 shares; provided, that the class and aggregate number of shares which may be subject to the Options granted hereunder shall be subject to adjustment in accordance with the provisions of Paragraph 12 hereof. Such shares may be treasury shares or authorized but unissued shares. In the event that any outstanding Option for any reason shall expire or terminate by reason of the death of the optionee or the fact that the optionee ceases to be a director, the surrender of any such Option, or any other cause, the shares of Common Stock allocable to the unexercised portion of such Option may again be subject to an Option under the Plan.

4.                                       Grant of Options. Subject to the provisions of Paragraphs 13 and 16, there shall be granted the following Options:

(a)                                  To each Non-Employee Director who is appointed by the Board to serve as a director, an Option to purchase 20,000 shares of Common Stock at a purchase price per share of Common Stock equal to the fair market value of a share of the Common Stock as defined in Paragraph 7 hereof (the “Option Price”) on the date of such appointment by the Board; and

(b)                                 To each Non-Employee Director who is elected or reelected as a director of the Company at an Annual Meeting of Shareholders of the Company, an Option to purchase 20,000 shares of Common Stock at the Option Price on the date of each such Annual Meeting of Shareholders of the Company.

5.                                       Duration of Options. Each Option granted under the Plan shall be exercisable for a term of ten years from the date of grant, subject to earlier termination as provided in Paragraph 9 hereof.

6.                                       Amount Exercisable. Each Option granted pursuant to the Plan shall be fully exercisable on the date of grant.

7.                                       Exercise of Options. Payment of the purchase price of the shares of Common Stock subject to an Option granted hereunder may be made (i) in any combination of cash or whole shares of Common Stock already owned by the optionee, and/or (ii) in shares of Common Stock withheld by the Company from the shares of Common Stock otherwise issuable to the optionee as a result of the exercise of the Option. Subject to the terms and conditions of this Plan, an Option may be exercised by written notice to the Company at its principal office, attention of the Secretary. Such notice shall (a) state the election to exercise such Option, the number of shares in respect of which it is being exercised and the manner of payment for such shares and (b) be signed by the person or persons so exercising such Option and, in the event such Option is being exercised pursuant to Paragraph 9 by any person or persons other than the optionee, accompanied by appropriate proof of the right of such person or persons to exercise such Option. If payment of the purchase price of the shares is being paid in cash or with whole shares of Common Stock already owned by the optionee, such notice shall be accompanied by payment of the full purchase price of such shares. Cash payments of such purchase price shall be made by cash or check payable to the order of the Company. Common Stock payments (valued at fair market value on the date of exercise, as determined by the Committee), shall be made by delivery of stock certificates in negotiable form. All cash and Common Stock payments shall, in either case, be delivered to the Company at its principal office, attention of the Secretary. If certificates representing Common Stock are used to pay all or part of the purchase price of an Option granted hereunder, a replacement certificate shall be delivered by the Company representing the number of shares delivered but not so used, and an additional certificate shall be delivered representing the additional shares to which the holder of such Option is entitled as a result of the exercise of such Option. The certificate or certificates for the shares as to which such Option shall have been so exercised shall be registered in the name of the person or persons so exercising the Option and shall be delivered to or upon the written order of the person or persons exercising such Option. All shares issued as provided herein will be fully paid and nonassessable.

For purposes of this Paragraph 7, the “fair market value” of a share of Common Stock as of any particular date shall mean the closing sale price of a share of Common Stock on that date as reported by the principal national securities exchange on which the Common Stock is listed if the Common Stock is then listed on a national securities exchange, or if the Common Stock is not so listed, the average of the bid and asked price of a share of Common Stock on that date and reported in the National Association of Securities Dealers Automated Quotation system (the “Nasdaq System”); provided that if no such closing price or quotes are so reported on that date or if in the discretion of the Committee another means of determining the fair market value of a share of stock at such date shall be necessary or advisable, the Committee may provide for another means for determining such fair market value.

8.                                       Transferability of Options. Options shall not be transferable by the optionee other than by will or under the laws of descent and distribution, and shall be exercisable, during his lifetime, only by the optionee.

9.                                       Termination. Except as may be otherwise expressly provided herein, each Option, to the extent it shall not previously have been exercised, shall terminate on the earliest of the following:

(a)                                  On the last day of the thirty day period commencing on the date on which the optionee ceases to be a member of the Board, for any reason other than the death or disability of the optionee or his resignation after five years of service;

(b)                                 On the last day of the one year period commencing on the date on which the optionee ceases to be a member of the Board because of permanent disability;

(c)                                  On the last day of the one year period commencing on the date of the optionee’s death while serving as a member of the Board (during which period the executor or administrator of the optionee’s estate or the person or persons to whom the optionee’s Option shall have been transferred by will or the laws of descent or distribution, shall be entitled to exercise the Option in respect of the number of shares that the optionee would have been entitled to purchase had the optionee exercised the Option on the date of his death);

(d)                                 On the last day of the one year period commencing on the date an optionee who has had at least five years of service on the Board resigns from the Board; and

(e)                                  Ten years after the date of grant of such Option.

10.                                 Requirements of Law. The Company shall not be required to sell or issue any shares under any Option if the issuance of such shares shall constitute a violation by the optionee or the Company of any provisions of any law or regulation of any governmental authority. Each Option granted under the Plan shall be subject to the requirements that, if at any time the Board or the Committee shall determine that the listing, registration or qualification of the shares subject thereto upon any securities exchange or under any state or federal law of the United States or of any other country or governmental subdivision thereof, or the consent or approval of any governmental regulatory body, or investment or other representations, are necessary or desirable in connection with the issue or purchase of shares subject thereto, no such Option may be exercised in whole or in part unless such listing, registration, qualification, consent, approval or representation shall have been effected or obtained free of any conditions not acceptable to the Board. If required at any time by the Board or the Committee, an Option may not be exercised until the optionee has delivered an investment letter to the Company. In addition, specifically in connection with the Securities Act of 1933 (as now in effect or hereafter amended), upon exercise of any Option, the Company shall not be required to issue the underlying shares unless the Committee has received evidence satisfactory to it to the effect that the holder of such Option will not transfer such shares except pursuant to a registration statement in effect under such Act or unless an opinion of counsel satisfactory to the Company has been received by the Committee to the effect that such registration is not required. Any determination in this connection by the Committee shall be final, binding and conclusive. In the event the shares issuable on exercise of an Option are not registered under the Securities Act of 1933, the Company may imprint on the certificate for such shares the following legend or any other legend which counsel for the Company considers necessary or advisable to comply with the Securities Act of 1933:

“The shares of stock represented by this certificate have not been registered under the Securities Act of 1933 or under the securities laws of any state and may not be sold or transferred except upon such registration or upon receipt by Rush Enterprises, Inc., a Texas corporation (the “Corporation”) of an opinion of counsel satisfactory, in form and substance to the Corporation, that registration is not required for such sale or transfer.”

The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) and, in the event any shares are so registered, the Company may remove any legend on certificates representing such shares. The Company shall not be obligated to take any other affirmative action in order to cause the exercise of an Option or the issuance of shares pursuant thereto to comply with any law or regulation of any governmental authority.

11.                                 No Rights as Shareholder. No optionee shall have rights as a shareholder with respect to shares covered by his Option until the date of issuance of a stock certificate for such shares; and, except as otherwise provided in Paragraph 12 hereof, no adjustment for dividends, or otherwise, shall be made if the record date therefor is prior to the date of issuance of such certificate.

12.                                 Changes in the Company’s Capital Structure. In the event of any stock dividends, stock splits, recapitalizations, combinations, exchanges of shares, mergers, consolidation, liquidations, split-ups, split-offs, spin-offs, or other similar changes in capitalization, or any distribution to shareholders, including a rights offering, other than regular cash dividends, changes in the outstanding stock of the Company by reason of any increase or decrease in the number of issued shares of Common Stock resulting from a split-up or consolidation of shares or any similar capital adjustment or the payment of any stock dividend, any share repurchase at a price in excess of the market price of the Common Stock at the time such repurchase is announced or other increase or decrease in the number of such shares, the Committee shall make appropriate adjustment in the aggregate number and kind of shares authorized by the Plan, in the number and kind of shares covered by Options subsequently granted under Paragraph 4 and in the number, kind and price of any outstanding Options granted under the Plan (or, if deemed appropriate, the Committee may make provision for a payment of cash or property to the holder in cancellation of an outstanding Option with respect to which Common Stock has not been previously issued); provided, however, that no such adjustment shall increase the aggregate value of any outstanding Option.

In the event of any adjustment in the number of shares covered by any Option, any fractional shares resulting from such adjustment shall be disregarded and each such Option shall cover only the number of full shares resulting from such adjustment.

13.                                 Amendment or Termination of Plan. The Board may at any time and from time to time modify, revise or amend the Plan in such respects as the Board may deem advisable in order that the Options granted hereunder may conform to any changes in the law or in any other respect that the Board may deem to be in the best interests of the Company; provided, however, that without approval by the shareholders of the Company, no such amendment shall make any change in the Plan for which shareholder approval is required in order to comply with any rules for listed companies promulgated by any national securities exchange on which the Common Stock is traded or any other applicable rule or law. Without limiting the foregoing, the Board may, in its sole discretion and without further approval by the shareholders of the Company, amend the Plan to increase or decrease the number of shares of Common Stock covered by Options subsequently granted under Paragraph 4. All Options granted under the Plan shall be subject to the terms and provisions of the Plan and any amendment, modification or revision of the Plan shall be deemed to amend, modify or revise all Options outstanding under the Plan at the time of the amendment, modification or revision. The Board may terminate the Plan at any time. The rights of any optionee with respect to any Option granted under the Plan that is outstanding at the time of the termination of the Plan shall not be affected solely by reason of the termination of the Plan and shall continue in accordance with the terms of the Option and of the Plan.

14.                                 Written Agreement. Each Option granted hereunder shall be embodied in a written option agreement, which shall be subject to the terms and conditions prescribed above, and shall be signed by the optionee and by the appropriate officer of the Company for and in the name and on behalf of the Company. Such an option agreement shall contain such other provisions as the Committee in its discretion shall deem advisable.

15.                                 Indemnification of Committee. The Company shall indemnify each present and future member of the Committee against, and each member of the Committee shall be entitled without further act on his part to indemnity from the Company for, all expenses (including the amount of judgments and the amount of approved settlements made with a view to the curtailment of costs of litigation, other than amounts paid to the Company itself) reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his being or having been a member of the Committee, whether or not he continues to be such member of the Committee at the time of incurring such expenses; provided, however, that such indemnity shall not include any expenses incurred by any such member of the Committee (a) in respect of matters as to which he shall be finally adjudged in any such action, suit or proceeding to have been guilty of gross negligence or willful misconduct in the performance of his duty as such member of the Committee, or (b) in respect of any matter in which any settlement is effected, to an amount in excess of the amount approved by the Company on the advice of its legal counsel; and provided further, that no right of indemnification under the provisions set forth herein shall be available to or enforceable by any such member of the Committee unless, within sixty (60) days after institution of any such action, suit or proceeding, he shall have offered the Company, in writing, the opportunity to handle and defend same at its own expense. The foregoing right of indemnification shall inure to the benefit of the heirs, executors or administrators of each such member of the Committee and shall be in addition to all other rights to which such member of the Committee may be entitled to as a matter of law, contract, or otherwise. Nothing in this Paragraph 15 shall be construed to limit or otherwise affect any right to indemnification, or payment of expense, or any provisions limiting the liability of any officer or director of the Company or any member of the Committee, provided by law, the Articles of Incorporation of the Company or otherwise.

16.                                 Effective Date of Plan. The Plan shall become effective the first business day following its approval by the shareholders of the Company.

0

RUSH ENTERPRISES, INC.

PROXY – ANNUAL MEETING OF SHAREHOLDERS – MAY 16, 2006

This proxy is solicited on behalf of the Board of Directors

The undersigned shareholder of Rush Enterprises, Inc. (the “Company”) hereby appoints Steven L. Keller and Martin A. Naegelin, Jr., and each of them, with full power of substitution, proxies of the undersigned to vote at the Annual Meeting of Shareholders of the Company to be held on Tuesday, May 16, 2006, at 10:00 a.m., local time, at the Plaza Club, Frost National Bank Building, 21st Floor, 100 West Houston Street, San Antonio, Texas  78205, and at any adjournment or postponement thereof, the number of votes which the undersigned would be entitled to cast if personally present, and particularly, without limiting the generality of the foregoing, to vote and act on the following matters and in their discretion upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the nominees listed in Proposal 1, FOR adoption of the 2006 Non-Employee Director Stock Option Plan in Proposal 2, and FOR ratification of the appointment of Ernst & Young LLP in Proposal 3.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

RUSH ENTERPRISES, INC.

May 16, 2006

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
					FOR	AGAINST	ABSTAIN
(1) ELECTION OF DIRECTORS				(2) PROPOSAL TO APPROVE THE ADOPTION OF THE 2006 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN.	☐	☐	☐
NOMINEES:
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	W. Marvin Rush W.M. “Rusty” Rush John D. Rock Harold D. Marshall Ronald J. Krause Thomas A. Akin
				(3) PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.	☐	☐	☐

				(4) To consider and act upon any other matter which may properly come before the meeting or any adjournment or postponement thereof;	☐	☐	☐

all as more particularly described in the Proxy Statement dated April 13, 2006, relating to such meeting, receipt of which is hereby acknowledged.
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder		Date:	Signature of Shareholder		Date:

Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.